Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Aspira Women’s Health Inc.

Austin, Texas

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2024, relating to the consolidated financial statements of Aspira Women’s Health Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

Boston, Massachusetts

August 20, 2024